Exhibit 10.36
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement”) is made by and between Edward J. Borkowski (“Executive”) and Mylan Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
     WHEREAS, the Parties agree that Executive will separate from employment with the Company on such date as Executive and the Company shall mutually agree (the “Separation Date”). This Agreement shall become effective on the Separation Date and no payments shall be due hereunder unless Executive separates employment under this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises made herein and intending to be legally bound hereby, the Company and Executive hereby agree as follows:
COVENANTS
     1. Payments.
          a. Severance Payments.
               (i) Employment Agreement. The Company will pay Executive an amount equal to 1.5 times the sum of Executive’s current base salary and his Prior Bonus, as defined in Executive’s Executive Employment Agreement dated as of July 1, 2004, as amended to date (the “Employment Agreement”), less applicable withholdings.
               (ii) Retirement Benefit Agreement. The Company will pay Executive an amount representing payment in full of the vested portion of the Retirement Benefit under and as defined in Executive’s Retirement Benefit Agreement dated December 15, 2003, as amended to date (the “Retirement Benefit Agreement”).
               (iii) The amounts set forth in items (i) and (ii) above shall be paid to Executive on the date which is six months following the Separation Date (“Payment Date”); provided, however, that payment of such amounts shall be made if and only if this Agreement becomes effective and shall also be subject to Executive executing a Release (as defined in this Agreement) within twenty-one days following the Separation Date (and failing to revoke the Release) and compliance with the covenants set forth in Section 10 below.
          b. Additional Consideration. In consideration for the restrictive covenants and the Release and subject to the execution within twenty-one days following the Separation Date of the Release (and failing to revoke the Release) and compliance with the covenants set forth in Section 10 below, the Company will pay Executive an amount currently estimated at $237,811.34 as additional consideration hereunder (which amount may adjust based on the long-term applicable federal rate applicable for the month in which the Separation Date occurs). This payment will be paid to Executive within seven days of signing the Release (but in no event later than March 15, 2010).

          c. COBRA Payments. Executive and his eligible dependents shall have the right to continue, at the Company’s expense, as participant(s) under the Company’s health benefits programs for up to 18 months after the Separation Date under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Executive agrees to notify the Company’s Global Human Resources Department, in writing, immediately upon Executive’s and/or a covered dependent’s first date of receipt of health benefits from another source, or as otherwise required by COBRA, at which time the COBRA benefits provided to Executive and/or his covered dependents under this Agreement shall cease.
          d. Vacation Pay. The Company will pay Executive for all unused vacation time as of the Separation Date. This payment will be included in Executive’s final regular pay.
          e. Search Firms. Executive shall be entitled to retain any of the executive search firms retained by the Company, and the Company, as applicable, shall provide such search firms with written waivers or consents to permit Executive to do so.
     2. Benefits. Executive’s group health insurance benefits shall cease on the Separation Date, subject to Executive’s right to continue his and/or a covered dependent’s group health insurance under the health benefit provisions of COBRA as described in Section 1(c) of this Agreement. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options or restricted stock units, and the accrual of bonuses, vacation, and paid time off, and any additional 401(k) plan contributions, cease as of the Separation Date. Any equity awards (including stock option and restricted stock unit grants that are unvested as of the Separation Date shall be cancelled as of the Separation Date and shall not be exercisable following the Separation Date.
     Provided that this Agreement becomes effective, Executive may exercise the vested options listed below according the following schedule. If Executive does not exercise such options before the stock market closes on the expiration date(s) indicated below, such options will expire and will not be exercisable in the future.

Number of Options	Exercise Price per share	Expiration Date
257,500	$13.68	December 31, 2010
37,900	$23.27	April 5, 2016
50,000	$15.80	December 31, 2010
65,768	$11.18	December 31, 2010
     Provided that this Agreement becomes effective, on the Separation Date, Executive shall vest in the RSUs set forth below:

Grant Date	Number of RSUs
4/5/06	19,600
7/27/07	36,076
3/18/08	16,887
In addition, any portion of Executive’s 401(k) account contributions that vested before the Separation Date remains vested, subject to the provisions of the governing 401(k) plan documents.
     3. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, reimbursable expenses, stock, stock options, vesting, shares pursuant to vested restricted stock units, and any and all other benefits and compensation due to Executive by the Company and its affiliates, including any payment under the Employment Agreement or the Retirement Benefit Agreement. To receive reimbursement for any final Company-related travel expenses, Executive must submit a final report of all such outstanding expenses within thirty (30) days after the Separation Date, accompanied by receipts and otherwise subject to the Company’s expense reimbursement policies.
     4. Release of Claims. In exchange for the consideration contained in this Agreement, Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby agrees to execute (and not revoke) the release of claims attached to this Agreement as Schedule A (the “Release”) within twenty-one days following the Separation Date.
     5. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company. The Company acknowledges that it may in the future seek to engage Executive as a consultant on an independent-contractor basis; nevertheless the Company makes no commitment to doing so. Notwithstanding any other provision in this Agreement, this Paragraph shall be deemed to be inapplicable in the event that Executive is employed by an entity that is acquired by Company.
     6. Cooperation. Prior to the Separation Date, Executive will cooperate in full with the Company to effect a smooth and effective transition to whoever will replace Executive. In addition, Executive hereby agrees that, for five years following the Separation Date, Executive will cooperate reasonably, at such times as do not interfere materially with Executive’s business or personal obligations, with any Releasees (as defined in the Release) and/or their advisors in connection with any matter that could give rise to any liability to a Releasee or their respective directors, officers or employees, including without limitation the conduct of any inquiry, examination, audit, investigation, correspondence, negotiation, dispute, appeal or litigation. Such cooperation shall include without limitation providing reasonable assistance to the directors, officers, employees and representatives of the relevant Releasees during usual business hours, subject to provision of reasonable notice. The Company shall reimburse Executive for all reasonable expenses and costs related to providing such assistance, subject to appropriate documentation thereof. Nothing in this provision is intended to prohibit Executive from providing complete and truthful testimony pursuant to any lawfully issued subpoena, court order, discovery demand or similar legal process.
     7. Trade Secrets and Confidential Information/Company Property. Prior to the Separation Date, Executive will return all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company, including but not limited to the personal computer(s), Blackberry, and any and all documents or electronic files. Executive further represents that he has not misused or disclosed and will not misuse or disclose any of the Company’s confidential, proprietary, or trade secret information to any unauthorized party.
     8. No Cooperation. Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement or as otherwise required by law. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.
     9. Non-disparagement. Unless compelled to testify as a matter of law, Executive agrees to refrain from any disparaging statements, including but not limited to statements that amount to libel or slander, about the Company, its subsidiaries and affiliated companies, and/or any of its or their employees, officers, or directors, and/or any of the other Releasees including, without limitation, the business, products, intellectual property, financial standing, future, or other employment, compensation, benefit, or personnel practices of the Company. Executive further agrees to refrain from any disparaging statements, including libel or slander, about any of the Releasees that pertain to any personal or confidential matters that may cause embarrassment to any of the Releasees, or may result in any adverse effect on the professional or personal reputation of any of the Releasees.
     Unless compelled to testify as a matter of law, the Company agrees not to permit its employees to make any disparaging statements about Executive; provided, however, that Executive acknowledges and agrees that the Company’s obligations under this Paragraph extend only to the Company’s current senior executive officers and only for so long as each of them is an employee of the Company.
     10. Breach.
     a. Material Breach of Agreement. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that if prior to the Payment Date the Company, after due inquiry, determines in good faith that there is factual evidence that Executive has materially breached Sections 4, 7, 8, and/or 9 of this Agreement (unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA), or Section 6 (Non-Competition and Non-Solicitation) of the Employment Agreement, Executive shall not be entitled to receive payments hereunder. Furthermore, if any such payments have been made and a court or arbitrator determines that Executive has materially breached this Agreement (unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA), then the Company shall be entitled immediately to recover the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.
          b. Executive also acknowledges and agrees that his compliance with Sections 4, 7, 8, 9, and 10 of this Agreement and Section 6 of the Employment Agreement is of the essence. The Parties agree that if the Company proves in a court of law or in arbitration that Executive breached or will breach any of these provisions (Sections 4, 7, 8, 9, and 10 of this Agreement or Section 6 of the Employment Agreement), without limiting any other remedies available to the Company, the Company shall be entitled to an injunction restraining Executive from any future or further breaches and an award of its costs spent enforcing the applicable provision(s), including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Executive’s breach, except to the extent that such breach constitutes a legal action by Executive that directly pertains to the ADEA or such remedy is unavailable under law. Any such individual breach or disclosure shall not excuse Executive from his obligations hereunder, nor permit him to make additional disclosures. Executive warrants that he: (a) has not encouraged or assisted any attorneys or their clients in the presentation or prosecution of any disputes against the Company; and (b) has not disparaged any of the Releasees.
     11. No Admission of Liability/Compromise. Executive and the Company understand and acknowledge that this Agreement constitutes a compromise and settlement of the Company’s position on the one hand, and any and all actual or potential disputed claims by the Executive on the other. No action taken by the Company or Executive hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company or Executive of any fault or liability.
     12. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
     13. Choice of Law and Forum. This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of law thereof. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, including a claim for injunctive relief, or any claim which, in any way arises out of or relates to, Executive’s employment with the Company or the termination of said employment (whether such dispute arises under any federal, state or local statute or regulation, or at common law), including but not limited to statutory claims for discrimination, shall be resolved by arbitration in accordance with the then current rules of the American Arbitration Association respecting employment disputes pertaining at the time the dispute arises, however, that either party may seek an injunction in aid of arbitration with respect to enforcement of Sections 7, 8, 9, or 10 of this Agreement or Section 6 (Non-Competition and Non-Solicitation) of the Employment Agreement from any court of competent jurisdiction. The Parties agree that the hearing of any such dispute will be held in Pittsburgh, Pennsylvania, and the parties shall bear their own costs, expenses and counsel fees to the extent permitted by law. The decision of the arbitrator(s) will be final and binding on all parties and any award rendered shall be enforceable upon confirmation by a court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. Executive and the Company expressly consent to the jurisdiction of any such arbitrator over them.
     14. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
     15. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     16. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
     17. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
     18. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA or otherwise prohibited by law, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action. Such costs and expenses shall be paid to the prevailing party no later than March 15 of the year following the year in which the legal action is resolved.
     19. Entire Agreement. This Agreement and the provisions of each of the Employment Agreement and the Retirement Benefit Agreement that expressly survive termination thereof (including without limitation non-competition, non-solicitation, confidentiality and consulting commitment but not the severance pay or benefits provisions), represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersede and replace any and all prior negotiations, representations, agreements and understandings concerning the subject matter of such Agreements and Executive’s relationship with the Company. The Transition and Succession Agreement by and between Executive and the Company terminates effective as of the Separation Date.
     20. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.
     21. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     22. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that: (a) he has read this Agreement; (b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Agreement and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: February 20, 2009	By	/s/ Edward J. Borkowski
Edward J. Borkowski, an individual

MYLAN INC.
Dated: February 20, 2009	By	/s/ Robert J. Coury
	Name:	Robert J. Coury
	Title:	Vice Chairman and Chief Executive Officer

SCHEDULE A
RELEASE
1. In exchange for the consideration contained in the Separation Agreement entered into between Mylan Inc. (the “Company”) and Edward J. Borkowski (“Executive”), dated as of February 20, 2009 (the “Separation Agreement”), Executive, on behalf or himself and his heirs, executors, administrators, successors and assigns, hereby knowingly and voluntarily releases the Company, its affiliates and each of their current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”) from any and all claims, complaints, charges, duties, obligations, demands, or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive executes this release (the “Release”), including, without limitation:
          a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
          b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
          c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
          d. any and all claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Releasee and Executive, including but not limited to the Employment Agreement or the Retirement Benefit Agreement (whether arising before, on or after the date Executive executes this Release);
          e. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the laws and Constitution of the Commonwealth of Pennsylvania; the Pennsylvania Wage and Collection Law; the Pennsylvania Human Relations Act; the Pennsylvania Equal Pay Law; and the Pennsylvania Worker Community Right to Know Act, each as amended, or any other federal, state or local law, regulation ordinance or common law;
          f. any and all claims for violation of the federal or any state constitution;
          g. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
          h. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of the Separation Agreement; and
          i. any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, this Release does not extend to any obligations incurred under the Separation Agreement, any rights Executive may have under any D&O insurance policy maintained by the Company or any obligations for indemnification or contribution under the Employment Agreement or otherwise. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims waives any personal recovery from the Company relating to this Release or the Separation Agreement). Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.
2. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive executes this Release. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Release; (b) he has twenty-one (21) days within which to consider this Release; (c) he has seven (7) days following his execution of this Release to revoke this Release and may do so by writing to the Company’s Global General Counsel; (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Release and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Release.
     3. Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the releasee. Executive, being aware of said principle, agrees to expressly waive any rights he may have to unknown claims, as well as under any other statute or common law principles of similar effect.
     4. Effective Date. Executive has seven (7) days after he signs this Release to revoke it. This Release will become effective on the eighth (8th) day after Executive signs this Release, so long as it has not been revoked by Executive before that date.
     5. Voluntary Execution of Release. Executive understands and agrees that he executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that: (a) he has read this Release; (b) he has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Release and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Release.
     6. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
     IN WITNESS WHEREOF, Executive has executed this Release on the date set forth below.

Dated:	By
Edward J. Borkowski, an individual